Exhibit 99.01


FOR IMMEDIATE RELEASE


CONTACT:
Tim Rigas
Chief Financial Officer
814/274-9830

Tom Cady
Vice President Marketing & Sales
412/221-1888



                      ADELPHIA BUSINESS SOLUTIONS ANNOUNCES
                               NATIONAL EXPANSION


         COUDERSPORT, Pa., September 21, 1999 - Adelphia Business Solutions today announced the strategic decision to extend its fiber optic network into the western half of the United States, which will enable the Company to offer its integrated communication services to businesses nationwide. This will allow Adelphia Business Solutions to offer services in approximately 200 markets throughout the country by the end of 2001. These markets represent approximately 65% of the entire United States business telecommunications market.
         The expansion began in 1998 through execution of several indefeasible rights of use (IRU) agreements totaling over 9,500 long haul fiber optic route miles throughout most of the eastern half of the United States. This further geographic expansion contemplates IRU's totaling approximately 10,000 long haul fiber optic route miles through out the western United States and an additional 10,500 long haul route miles throughout the central United States and which will inter-connect the network throughout the country. This strategic expansion will increase Adelphia Business Solutions' addressable market from 35% to 65% of the business access lines in the United States, at an estimated capital cost of $800 million, exclusive of the long haul network, and will increase markets served from 75 to 200. The 30,000 mile long haul network connecting these markets will cost approximately $250 million over the next two years.
         "This expansion allows us to rapidly roll out new services, resulting in better service to our customers, while enhancing long term shareholder value," said James Rigas, CEO of Adelphia Business Solutions. Customers across the country will benefit from the value of our state-of-the-art technology and extensive portfolio of services. In addition, utilizing this nationwide network system will result in better operating margins than a strategy more dependent on other carriers' networks."
         The network will allow Adelphia Business Solutions to transport and terminate the vast majority of its customers' long distance and internet traffic on its owned facilities. Furthermore, the network provides the company with the enabling architecture to extend service offerings to include enhanced data applications such as frame relay, ATM and VPNs. Finally, the network allows several company markets to be served from one switching/central office location, resulting in better capital utilization, and provides the foundation for packet switched IP telephony network architecture in the future. Adelphia Business Solutions is also implementing several new technologies to enhance the capabilities of its network. The company is currently deploying Dense Wavelength Division Multiplexing (DWDM) and network-core and -edge ATM devices to make more effective use of its network, allowing customers to carry out more communications applications simultaneously. The company is also developing a variety of mediums to deliver last-mile connectivity to customers. Fiber-line, fixed wireless and Digital Subscriber Line (DSL) technologies will give Adelphia an array of broadband access options to satisfy customer requirements.


                                     -more-

About Adelphia Business Solutions (NASDAQ:  HYPT)
Adelphia Business Solutions is currently the marketing identity of Hyperion Telecommunications, Inc. (NASDAQ: HYPT). Hyperion was formed in 1991 by Adelphia Communications Corporation (NASDAQ: ADLAC), one of the nation's largest cable television providers, to provide integrated communication services to business customers. Hyperion Telecommunications, Inc. intends to formally change its legal name to Adelphia Business Solutions, Inc. following its upcoming annual stockholder meeting on October 25, 1999.

By the year 2001, Adelphia Business Solutions will serve approximately 200 cities throughout the United States over its fully redundant, 33,000-mile local and long-haul fiber optic network. This network serves as the backbone for the company's full line of communication service offerings, including local and long distance voice services, messaging, high-speed data and Internet services. For more information about Adelphia Business Solutions, visit the company's web site at http://www.adelphia-abs.com.



                                      # # #


(Notation: Except for factual information contained in this news release, any forward looking statements concerning future plans for expansion and completion of Adelphia Business Solutions' network are based on current estimates and projections and actual results could materially differ from those statements.)